UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2007

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

Item 1.02      Termination of a Material Definitive Agreement

On October 29, 2007, Depomed, Inc. (the “Company”) and King Pharmaceuticals, Inc. (“King”) entered into a Termination and Assignment Agreement (the “Termination Agreement”) associated with GlumetzaTM, the extended release metformin hydrochloride developed by Depomed (the “Product”).  Among other matters, the Termination Agreement provides for:

a)             the termination of the Promotion Agreement, dated as of June 27, 2006, between Depomed and King (the “Promotion Agreement”);

b)             a $28.0 million termination fee payment to Depomed, which payment was made on October 29, 2007 (the “Effective Date”);

c)              a payment of approximately $1.9 million from King to Depomed for Product-related marketing expenses that King would have been obligated to spend in 2007 under the provisions of the Promotion Agreement, which payment was made on the Effective Date (such payment, the “Marketing Expense Payment”);

d)             a final reconciliation of King’s product-related marketing expenses to be completed not later than December 31, 2007, and pursuant to which the Marketing Expense Payment may be increased or decreased by up to $200,000;

e)              no further promotion fee payments from Depomed to King for periods after September 30, 2007;

f)               a mutual release of any claims arising prior to the Effective Date;

g)              the assignment and transfer to Depomed of all Product-related documentation, including Product samples previously purchased by King;

h)             continued detailing of the Product by King through December 31, 2007;

i)                 a transition plan related to the transition to Depomed of Product-related promotional activities previously undertaken by King back to Depomed; and

j)                mutual representations, warranties, covenants and indemnification obligations.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: November 2, 2007	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Vice President and General Counsel